SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report	May 31, 2011

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

350 Fifth Avenue, Suite 1103, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (212)563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act;
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement

Omagine, Inc. (the “Company” or “Registrant”) and three (3) investors (the “New Shareholders”) are the parties to a shareholders’ agreement dated as of April 20, 2011 (the “Shareholder Agreement”) with respect to Omagine LLC. On May 29, 2011, the last of the New Shareholders delivered its signed Shareholder Agreement to the Company.

Prior to the signing of the Shareholder Agreement by all the parties thereto, Omagine LLC was a wholly owned subsidiary of Omagine, Inc. Pursuant to the provisions of the Shareholder Agreement, Omagine, Inc. reduced its 100% ownership of Omagine LLC to sixty percent (60%) and Omagine LLC sold newly issued shares of its capital stock to the New Shareholders and to Omagine, Inc. The New Shareholders are (i) the office of Royal Court Affairs, (ii) Consolidated Contracting Company S.A., and (iii) Consolidated Contractors Co. Oman LLC.

The office of Royal Court Affairs ("RCA") is an Omani organization representing the personal interests of His Majesty; Sultan Qaboos bin Said, the ruler of the Sultanate of Oman.

Consolidated Contractors Group S.A.L. (Holding Company), a Lebanese corporation (“CCG”), is a 60 year old multi-national company headquartered in Athens, Greece whose main activities involve general contracting and building services. In 2010 CCG had approximately five and one-half billion dollars (5.5 billion USD) in annual revenue, one hundred twenty thousand (120,000) employees worldwide and operating subsidiaries in, among other places, every country in the Middle East and North Africa.

Consolidated Contracting Company S.A., a Panamanian company, (“CCC-Panama”), is a wholly owned subsidiary of CCG and is CCG’s investment arm.

Consolidated Contractors Co. Oman LLC, an Omani limited liability company (“CCC-Oman”), has approximately 8,000 employees in Oman and is CCG’s construction operating subsidiary in Oman.

The Shareholder Agreement specifies that Omagine, Inc. and the New Shareholders will invest an aggregate of $70.1 million into Omagine LLC.

The Shareholder Agreement also recognizes the payment-in-kind (“PIK”) capital contribution to be made by RCA to Omagine LLC represented by the approximately 245 acres of beachfront land (the “Omagine Site”) on which the Omagine Project will be developed and built. The Omagine Site was previously owned by His Majesty the Sultan and was transferred by him to the Government of Oman (“Government”) for the specific purpose of developing the Omagine Site into the Omagine Project. Subsequent to the signing of the development agreement with the Government, the value of the PIK will be determined by a professional valuation expert in accordance with Omani law and with the concurrence of Omagine LLC’s independent auditor, Deloitte & Touche (M.E.) & Co. LLC.

The percentage ownership of Omagine LLC is now as follows:

Omagine, Inc.	60%
Royal Court	25%
CCC-Panama	10%
CCC-Oman	5%

and subsequent to the above-mentioned cash investments into Omagine LLC being made pursuant to the Shareholder Agreement, the capital of Omagine LLC (exclusive of any yet to be determined amount of additional capital, if any, resulting from the valuation of the PIK) will be approximately $70.2 million.

The Shareholder Agreement also provides for (i) the reimbursement to Omagine, Inc. of approximately $9 million of pre- development expenses incurred by the Company, and (ii) payment of a $10 million success fee to Omagine, Inc.

The foregoing summary of the terms of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On May 31, 2011 the Company issued a press release announcing the execution of the Shareholder Agreement by the Registrant and the New Shareholders. A copy of the press release is attached hereto as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits

(a) Not applicable
(b) Not applicable
(c) Exhibit No. Description:

Exhibit	Description
Exhibit 10.1	The Shareholder Agreement dated as of April 20, 2011.
Exhibit 10.2	The press release dated May 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc. (Registrant)

Dated: May 31, 2011	By:	/s/ Frank J. Drohan
Frank J. Drohan,
Chairman of the Board,
President and Chief Executive Officer

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